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                                                                      EXHIBIT 18

                           FORM OF FIRST AMENDMENT TO
                       THE EXIDE ELECTRONICS GROUP, INC.
              1995 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN
                             AND OPTIONS THEREUNDER

     The Exide Electronics Group, Inc. 1995 Employee Stock Option and Restricted Stock Plan (the "Plan"), and all Options and Restricted Stock currently outstanding under the Plan ("Outstanding Awards"), are hereby amended, effective as of July 16, 1997, as set forth below, pursuant to the authority of the Committee set forth in Section 17 of the Plan to amend the Plan. (All capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the Plan.)

     1.  The following new definition is added to Section 2 of the Plan:

          "Change of Control" means:

             (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own 30% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation,
        (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; or

             (b) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

             (c) The approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of,
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        respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

             (d) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     2. Section 18 of the Plan is hereby amended to read in its entirety as follows:

     18.1  CHANGES IN CAPITALIZATION

          In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Options and Restricted Stock, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion.

     18.2  SURVIVAL OF INCENTIVE AWARDS

          No event described in Section 18.1 shall cause the termination of the Plan or of any Incentive Awards granted hereunder; provided, that such Incentive Awards shall be subject to adjustment as provided for in Section
     18.1 and, if such event constitutes a Change of Control, to the provisions of Section 28 hereof.

     3. A new Section 28 is hereby added to the Plan, reading in its entirety as follows:

     28.  CHANGE OF CONTROL

          Notwithstanding any other provision of the Plan to the contrary (including without limitation Section 8.1 with respect to ISOs), in the event of a Change in Control: (a) any Options outstanding as of the date of such Change of Control that are not then fully exercisable and vested shall become fully exercisable and vested to the full extent of the original grant; and (b) all restrictions to which any Restricted Stock Awards are subject at the time of such Change of Control shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

     4. The foregoing amendments shall be applicable to all Outstanding Awards to the same extent as if they were incorporated into the Agreements relating to such Outstanding Awards, and any provisions of such Agreements with which such amendments conflict shall be disregarded to the extent necessary to give effect to such amendments.

     5. Notwithstanding the foregoing, any amendment made by this First Amendment to the Plan or to any Outstanding Award shall not be effective in connection with a Change of Control or other corporate transaction that the Corporation intends to be eligible for pooling-of-interests accounting under APB No. 16 if and to the extent that giving effect to such amendment would make such transaction ineligible for such ac-counting treatment.

     6. The Plan is in all other respects ratified and affirmed without amendment.

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